                                 SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                              (Amendment No.   )

Filed by the Registrant                                               X
                                                                    ------
Filed by a party other than the Registrant                          ______

Check the appropriate box:

____  Preliminary Proxy Statement
____ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
____  Definitive Proxy Statement
____  Definitive Additional Materials
 X    Soliciting Material under Rule 14a-12
----

                            EMPIRE BANC CORPORATION
               ------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

               ------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement,
                           if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

  X     No fee required.
-----
_____   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)  Title of each class of securities to which transaction applies:

             ___________________________________________________________________

        (2)  Aggregate number of securities to which transaction applies:

             ___________________________________________________________________

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

             ___________________________________________________________________

        (4)  Proposed maximum aggregate value of transaction:___________________

        (5)  Total fee paid:____________________________________________________

______  Fee paid previously with preliminary materials.
______ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.

        Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1)  Amount Previously Paid:____________________________________________
        (2)  Form, Schedule or Registration Statement:__________________________
        (3)  Filing Party:______________________________________________________
        (4)  Date Filed:________________________________________________________

February 28, 2000



Dear Shareholders and Friends:

On February 7, 2000, your board of directors and the board of directors of Huntington Bancshares Incorporated of Columbus, Ohio, announced that they had signed a Definitive Agreement to merge Empire Banc Corporation into Huntington Bancshares. Enclosed is the news release describing the affiliation in detail.

As a result of this Agreement, we will not hold our traditional annual meeting of shareholders in May. Rather, we anticipate a special shareholders' meeting to be held in June. An announcement and proxy materials will be mailed prior to the meeting.

We are pleased to reward our shareholders for their investment and look forward to seeing you in June.

Respectfully yours,


/s/ James E. Dutmers, Jr.
James E. Dutmers, Jr.
Chairman
and Chief Executive Officer

The material contained in this letter may be deemed to be solicitation material in respect of the proposed acquisition of Empire by Huntington Bancshares Incorporated pursuant to the Agreement and Plan of Merger and Supplemental Agreement (collectively, the "Merger Document") between the parties dated as of February 4, 2000. Moreover, Empire and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Documents.

The directors and executive officers of Empire and their beneficial ownership, if one (1) percent or more, are as follows: James E. Dutmers, Jr., Chairman and Chief Executive Officer (14.3%); Robert L. Israel, President and Chief Operating Officer (3.3%); John R. Anderson; Michael H. Dennos; Donald A. Good, M.D.; Deborah J. Knudsen; Thomas G. McIntyre; Ronald G. Reffitt, Sr.; John M. Rockwood, Jr.; Laurence P. Skendzel, M.D.; Louis A. Smith (2.1%); William T. Fitzgerald, Jr., Secretary/Treasurer (2.2%); James M. Merenda, Vice President (1.5%); Bruce W. Reavely, Vice President (1.7%); Daniel G. Stoudt, Vice President (1.9%); and Marilyn J. McCool, Vice President (1.1%).

As of February 23, 2000, all directors and executive officers of Empire as a group beneficially own 969,657 shares of common stock, or 30.4% of the outstanding common stock.

Shareholders of Empire and other investors are urged to read the proxy statement-prospectus which will be included in the registration statement on Form S-4 to be filed by Huntington with the Securities and Exchange Commission in connection with the proposed merger because it will contain important information. After it is filed with the SEC, the proxy statement-prospectus will be available for free, both on the SEC's web site (www.sec.gov) and from
                                                        -----------
Empire and Huntington directly as follows:

     Empire:                              Huntington:
     Corporate Secretary                  Director of Investor Relations
     Empire Banc Corporation              Huntington Bancshares Incorporated
     1227 E. Front Street                 Huntington Center
     P. O. Box 1220                       41 South High Street
     Traverse City, Michigan              Columbus, Ohio
     49684-1220                           43287
     (231) 922-2111                       (614) 480-3878
                                          email: laurie.counsel@huntington.com
                                                 -----------------------------

NEWS RELEASE                                                   [Huntington Logo]

FOR IMMEDIATE RELEASE
Submitted: February 7, 2000

For Further Information, Contact:

Huntington Bancshares                        Empire Banc
---------------------                        -----------
Analysts
Laurie Counsel             (614) 480-3878    William T. Fitzgerald, Jr. (231) 922-5615

Media
Tamara Lubic (MI media)    (616) 355-9679    Robert L. Israel    (231) 922-5614
Gail Gershwilm (OH media)  (614) 480-5413


           HUNTINGTON BANCSHARES TO ACQUIRE EMPIRE BANC CORPORATION

     COLUMBUS, Ohio - Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) and Empire Banc Corporation (OTC: EMBM) jointly announced
------------------
today they have signed a definitive agreement for Huntington to acquire Empire Banc Corporation, a bank holding company headquartered in Traverse City, Michigan.
     Empire Banc Corporation, with assets of $505.7 million and deposits of $418.4 million, has 10 offices and 12 ATMs in northern Michigan. For the year ended December 31, 1999, Empire Banc's net income was $7.3 million, with a corresponding return on assets of 1.47% and a return on equity of 17.03%. Five of the 10 offices to be purchased by Huntington are in Grand Traverse County; the addition of these offices will increase Huntington's market share in that county from seventh to second. Upon completion of the acquisition, Huntington will have more than 130 banking offices, 200 ATMs, and 4.6 billion of deposits in the state of Michigan.
     "This affiliation is an excellent opportunity for Huntington to acquire market share in Michigan that complements our already strong presence in that state," said Frank Wobst, chairman and chief executive officer of Huntington Bancshares Incorporated. "We recently have been successful in improving our efficiency and streamlining our operations, including moving to a state-of-the-art operations facility, and now we're poised to grow. Huntington is pleased to have found such an attractive partner in Empire Banc, whose strong performance ratios and emphasis on high asset quality so closely match our own. We have great respect for the banking franchise that three generations of the Dutmers family have built and the role they've played in the development of the area's economy."

                                    (more)

             Visit The Huntington's web site at www.huntington.com

     "This agreement is exciting because it represents a significant opportunity to serve Empire's customers, who will benefit from the additional breadth of products and services Huntington has to offer," said Bill Kleven, president of Huntington's Northwest Region.
     Empire Banc shareholders will receive 2.0355 Huntington shares for each share of Empire Banc in a tax-free exchange. This is equivalent to approximately $43.25 per share based on Huntington's closing stock price on February 4, 2000. The acquisition will be accounted for as a purchase and is expected to close by the end of the second quarter of 2000. It is anticipated to be neutral to earnings per share for 2000 and to be slightly accretive by 2001. Huntington plans to issue approximately 6.5 million shares in connection with the transaction, which are to be purchased on the open market.
     "The decision to change strategic direction was not easy, but we are confident our choice of Huntington is the right one for all of our constituencies - our employees, customers, and stockholders," said James E. Dutmers, Jr., chief executive officer of Empire Banc Corporation. "We have had the privilege of getting to know the management team at Huntington and believe Huntington, with its customer and community focus, innovative technology, diversity of businesses, and financial strength, is the ideal partner for us as we prepare for the challenges and opportunities of the next century." Continued Dutmers, "This affiliation with Huntington enhances shareholder value, as our shareholders receive a significant increase in the value of their investment through capital appreciation and cash dividends."
     Huntington Bancshares is a regional bank holding company headquartered in Columbus, Ohio with assets of $29 billion. The Huntington has more than 134 years of serving the financial needs of its customers.
     The Huntington provides innovative products and services through its more than 600 offices in Florida, Georgia, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, South Carolina, and West Virginia. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong. The Huntington also offers products and services through its technologically advanced, 24-hour telephone bank, a network of more than 1,400 ATMs, and its Web Bank at www.huntington.com.
        ------------------

     For faxed copies of current news releases, please call our fax-on-demand service, Company News on Call, at (800) 758-5804 extension 423276.


                                    (more)

Forward-Looking Statement Disclosure:

     This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the successful integration of acquired businesses; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure.


                                      ###

                      HUNTINGTON BANCSHARES INCORPORATED
                    ACQUISITION OF EMPIRE BANC CORPORATION

Profile of Huntington Bancshares Incorporated
---------------------------------------------

     .    Headquarters - Columbus, Ohio

     .    12/31/99 Assets - $29.04 billion

     .    Twelve Months Ended 12/31/99 Performance
          -------------------------------------------
               Net Income                    $422.1 million
               Return on Average Assets         1.47%
               Return on Average Equity        19.66%
               Efficiency Ratio                51.76%
               Book Value per Share             9.53

                                                Assets ($billions)
     .    Principal Markets                  As of December 31, 1999
          -----------------                  -----------------------
               Ohio                                 $  16.95
               Michigan                             $   4.31
               Florida                              $   2.70
               Kentucky                             $   1.94
               West Virginia                        $   1.41
               Indiana                              $   1.21

Profile of Empire Banc Corporation
------------------------------------

     .    Headquarters - Traverse City, Michigan

     .    12/31/99            Assets                    $505.7 million
                              Deposits                  $418.4 million
                              Equity                    $ 45.9 million
                              Banking Offices             10

     .    Twelve Months Ended 12/31/99 Performance
          ----------------------------------------
                 Net Income                             $7.3 million
                 Return on Average Assets                1.47%
                 Return on Average Equity               17.03%
                 Efficiency Ratio                       61.40%